EXHIBIT 23.1.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-87749) of AnswerThink Consulting Group, Inc. of our report dated February 1, 1999, except as to the pooling of interests with triSpan, Inc. which is as of February 26, 1999, and except as to the pooling of interests with THINK New Ideas, Inc. which is as of February 8, 2000 relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Miami, Florida
March 9, 2000